Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

TEREX ANNOUNCES SALE OF

MATERIAL HANDLING AND PORT SOLUTIONS BUSINESS TO KONECRANES;

MUTALLY TERMINATES PREVIOUS BUSINESS COMBINATION AGREEMENT

WESTPORT, CT, May 16, 2016 –Terex Corporation (NYSE: TEX) today announced that it has agreed with Konecranes Plc (Helsinki: KCR1V.HE) (“Konecranes”) to mutually terminate the Business Combination Agreement (“BCA”) the companies entered into on August 10, 2015, without payment of a fee by either party.

In connection with the termination of the BCA, Terex has signed a definitive agreement to sell its Material Handling and Port Solutions business (“MHPS”) to Konecranes for total consideration of approximately $1.3 billion.  The consideration being paid is comprised of $820 million in cash and 19.6 million newly issued shares of Konecranes.  Upon completion of the transaction, Terex will own approximately 25% of the outstanding shares of Konecranes and have the right to nominate two directors.  The transaction, which is subject to customary regulatory approvals and the approval of the shareholders of Konecranes, is expected to close in January 2017.

The agreement provides Terex with the ability to continue to pursue discussions with Zoomlion Heavy Industries Science & Technology Co., Ltd. (“Zoomlion”).  Terex has the right to terminate the agreement on or before May 31, 2016 for a fee of $37 million if Terex and Zoomlion agree on a sale of Terex as a whole.

“The sale of the MHPS business to Konecranes is good for our customers, team members and shareholders,” said John L. Garrison, Terex President and Chief Executive Officer.  “This transaction is expected to be accretive to Terex earnings per share and preserves the strategic logic for the original merger of equals.   In addition, it will significantly reduce Terex’s debt levels, improves our balance sheet and gives us longer term financial flexibility to invest in our business and buy back shares.  As a 25% shareholder of Konecranes, Terex will also be able to share in the dividends, synergies and economic upside of the combined business.”

Mr. Garrison emphasized, “This new transaction structure offers other substantial benefits to Terex shareholders as well.  Importantly, the transaction locks in the benefits of the MHPS sale while preserving the ability for Terex to continue discussions with Zoomlion on a potential sale of the company at $31 per share with the MHPS business or, alternatively, for the sale of Terex without the MHPS business.”

Conference Call

Terex Corporation will be hosting a conference call at 9:00 am Eastern on Monday, May 16, 2016 to provide an overview of the transaction and answer analysts’ questions.

Investors in North America can access the call by dialing 877-726-6603.  For investors outside of North American can access the call by dialing 706-634-5517. No passcode will be required; referencing the Terex Konecranes call will be sufficient. The conference call also will be available live on the company’s website at www.Terex.com. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.

Forward Looking Statements

This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex and Konecranes may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release.

Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

About Terex

Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Cranes, Material Handling & Port Solutions, Materials Processing and Construction.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries.  Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Contact Information:

Tom Gelston

Vice President, Investor Relations

Phone: (203) 222-5943

Email: thomas.gelston@terex.com

Terex Corporation

200 Nyala Farm Road, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com

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